Exhibit 99.1

Scripps reports fourth-quarter results

For immediate release
February 24, 2017

CINCINNATI - The E.W. Scripps Company (NYSE: SSP) today reported operating results for the fourth quarter of 2016.

For the quarter, net income from continuing operations was $38.3 million or 46 cents per share. In the prior-year period, the net loss from continuing operations was $21.1 million or 25 cents per share, including a non-cash settlement charge of $45.7 million and Journal-related transaction and acquisition integration costs of $1 million. As previously reported, excluding these charges, income from continuing operations would have been $7.8 million or 9 cents per share.

For the quarter, total revenue was $273 million compared to $205 million the prior year. This 33 percent increase is due to the factors noted below.

Business Highlights

•	Election-year political advertising revenue for the television division was $56.2 million in the fourth quarter and $100.8 million for the year.

•
In 2016, retransmission revenue increased 62 percent to $221 million. During the fourth quarter, we renewed two contracts covering 3 million households, which will help fuel an estimated 20 percent increase in retransmission revenue in 2017.

•
Digital revenue grew 42 percent in the fourth quarter, driven by strong organic growth and acquisitions. For the full year, digital segment revenue grew to $62 million, compared to $39 million in 2015.

•
RightThisMinute is on track to launch into a seventh season next fall. The ABC-owned station group has renewed the viral video show (a partnership among Scripps, Cox and Raycom) for the 2017-2018 television season. This season, the show is cleared in 94 percent of the country on 212 stations nationwide and one market in Canada.

•
Newsy recorded 1.3 billion video views in 2016, an increase of 74 percent above 2015. The increase in viewership was driven primarily by the company’s expansion onto over-the-top television distribution services. These platforms contributed 48 percent of Newsy’s total viewership in the fourth quarter and 29 percent for all of 2016.

•	Mary McCabe Peirce, 68, a great-granddaughter of the company’s founder, will retire from the company’s board of directors when her term expires in May. Peirce has served as a director since 2008.

Commenting on the fourth-quarter and year-end results, Scripps Chairman, President and CEO Rich Boehne said:

“Our broadcast television division delivered record revenue in 2016, despite the headwinds of an uncommon presidential election combined with the short-term absence of some advertisers who avoided jockeying with political campaigns for airtime. While the presidential race spending did not rise to the level we had expected, we were encouraged by the strong spending levels for U.S. Senate and House races in our markets.

“Looking ahead now to the 2018 mid-term election, we are focused on 10 Senate seats up for grabs in our footprint as well as a meaningful gubernatorial year, with 16 governors’ races across the Scripps markets.

“Also in our TV division, we are seeing success through our original programming strategy. Our infotainment-news program The List continues to pull strong ratings as the 17th highest rated show in syndication. The List can now be enjoyed in 45 markets covering 28 percent of the nationwide audience - 32 million U.S. television households. Our viral videos show RightThisMinute reaches most of the country today and continues to see significant ratings growth and profitability as it heads into its seventh season.

“In our digital reporting segment, over-the-top video news network Newsy is rapidly expanding its distribution and viewership. As of the fourth quarter, OTT video delivery platforms make up the majority of Newsy’s revenue stream. Newsy continues to move away from syndication services and is working to establish itself as the news network of choice for millennials looking for thoughtfulness, context and objectivity.

“Podcast-industry leader Midroll also expanded its brand late this year, staging a series of live events, the Now Hear This Festival, and launching Stitcher Premium subscription service. The first-time Now Hear This Festival brought more than 1,000 podcast fans to Anaheim to meet popular hosts and see shows recorded live on stage, providing the Midroll team with great real-time feedback on its programming strategies. And our subscription service Stitcher Premium lays the foundation for our direct-from-consumer audience and revenue strategies. The service includes premium content and a high-level delivery experience that will let both long-time and new podcast fans find more shows they love.”

Fourth-Quarter Operating Results
Revenues increased $67.9 million, or 33 percent, to $273 million, compared to the fourth quarter of 2015. The increase was primarily a result of increases in political advertising revenue, retransmission revenue and our growing digital businesses.

Costs and expenses for segments, shared services and corporate were $187 million, up from $173 million, primarily driven by higher network programming fees and costs in our digital businesses.

Fourth-quarter results by segment compared to prior-period amounts were:

Television
In the fourth quarter of 2016, revenue from our television group was $233 million, up $62.7 million or 37 percent. Retransmission revenue increased $24.7 million, and political advertising revenue was $56.2 million in the presidential election year, compared to $2.1 million in 2015.

Advertising revenue broken down by category was:

•	Local, down 11.3 percent to $80 million

•	National, down 14.5 percent to $32.8 million

•	Political, $56.2 million, compared to $2.1 million in 2015

Our core local and national advertising revenue was down 12 percent in the fourth quarter due to displacement from political advertising.

Retransmission revenue was up 69 percent to $60.5 million.

Total segment expenses increased 6.3 percent to $137 million, driven by increases in programming fees tied to network affiliation agreements.

Fourth-quarter segment profit in the television division was $96 million, compared to $41.4 million in the year-ago quarter.

Radio
Radio revenue was $18.8 million, down from $19 million in the 2015 quarter. Expenses were $14.6 million compared to $15.2 million in 2015.

Segment profit in the radio division was $4.2 million in the fourth quarter, up from $3.9 million in the 2015 quarter.

Digital
Digital revenue was $18.8 million, up $5.6 million or 42 percent from the prior period. Excluding the impact of Cracked, which was acquired in the second quarter of 2016, total revenue increased 30 percent.

Expenses for the digital group were $21.7 million, an increase of $4.5 million from the prior-year period. Excluding the impact of Cracked, expenses increased about 13 percent.

Reported segment loss in the digital division was $2.9 million in the fourth quarter, compared to $3.9 million in the 2015 quarter.

Financial condition
On Dec. 31, cash and cash equivalents totaled $134 million while total debt was $393 million.

From Jan. 1 through Dec. 31, we repurchased about 2.7 million shares at an average price of $16.37. This share buyback program expired at the end of the year. In November, our board of directors authorized a new $100 million share buyback program that expires at the end of 2018.

Looking ahead
Comparisons are to the same periods of 2016.

	First-quarter 2017	Year ended Dec. 31, 2017
Television revenue	Flat	Down mid-single digits
Retransmission revenue		Up 20 percent range
Television expense	Up mid-single digits	Up mid- to high-single digits
Radio revenue	Down mid-single digits	Flat
Radio expense	Down low-single digits	Flat
Digital revenue	Up mid 20 percent range	Up high 30 percent range
Digital expense	Up mid 40 percent range	Up low 30 percent range
Shared services and corporate	$14 million	$48 million
Interest expense		$17 million
Pension expense		$13 million
Capex		$25 million
Depreciation		$37 million
Amortization		$23 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s fourth-quarter results during a telephone conference call at 9 a.m. (Eastern) today. Scripps will offer a live webcast of the conference call. To access the webcast, visit http://www.scripps.com and click on “investors” and then “investor information.” The webcast link can be found on that page under “upcoming events.”

To access the conference call by telephone, dial (800) 230-1059 (U.S.) or (612) 234-9959 (international) approximately five minutes before the start of the call. Investors and analysts will need the name of the call ("Scripps earnings call") to be granted access. Callers also will be asked to provide their name and company affiliation. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 11 a.m. Eastern time Feb. 24 until 11:59 p.m. March 10. The domestic number to access the replay is (800) 475-6701, and the international number is (320) 365-3844. The access code for both numbers is 415041.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://www.scripps.com approximately four hours after the call, click on "investors" then "investor information," and the link can be found on that page under “audio/video links.”

Forward-looking statements
This press release contains certain forward-looking statements related to the company's businesses that are based on management's current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company's written policy on forward-looking statements can be found in its SEC Form 10-K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (NYSE: SSP) serves audiences and businesses through a growing portfolio of television, radio and digital media brands. Scripps is one of the nation’s largest independent TV station owners, with 33 television stations in 24 markets and a reach of nearly one in five U.S. households. It also owns 34 radio stations in eight markets. Scripps also runs an expanding collection of local and national digital journalism and information businesses, including multi-platform satire and humor brand Cracked, podcast industry leader Midroll Media and over-the-top video news service Newsy. Scripps also produces television shows including “The List” and ”The Now,” runs an award-winning investigative reporting newsroom in Washington, D.C., and serves as the long-time steward of the nation’s largest, most successful and longest-running educational program, the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Valerie Miller, The E.W. Scripps Company, 513-977-3023, Valerie.miller@scripps.com

THE E. W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share data)	2016	2015	2016	2015

Operating revenues	$272,692	$204,808	$943,047	$715,656
Segment, shared services and corporate expenses	(186,721)	(173,168)	(742,363)	(624,818)
Defined benefit pension plan expense	(3,828)	(48,892)	(14,332)	(58,674)
Acquisition and related integration costs	—	(1,035)	(578)	(37,988)
Depreciation and amortization	(14,492)	(14,018)	(58,581)	(51,952)
Impairment of goodwill and intangibles	—	—	—	(24,613)
(Losses) gains, net on disposal of property and equipment	(499)	96	(543)	(483)
Operating expenses	(205,540)	(237,017)	(816,397)	(798,528)
Operating income (loss)	67,152	(32,209)	126,650	(82,872)
Interest expense	(4,436)	(4,576)	(18,039)	(15,099)
Miscellaneous, net	(1,401)	(1,433)	(2,646)	(1,421)
Income (loss) from continuing operations before income taxes	61,315	(38,218)	105,965	(99,392)
(Provision) benefit for income taxes	(22,978)	17,094	(38,730)	32,755
Income (loss) from continuing operations, net of tax	38,337	(21,124)	67,235	(66,637)
Loss from discontinued operations, net of tax	—	(407)	—	(15,840)
Net income (loss)	$38,337	$(21,531)	$67,235	$(82,477)
Net income (loss) per basic share of common stock:
Income (loss) from continuing operations	$0.46	$(0.25)	$0.80	$(0.86)
Loss from discontinued operations	—	—	—	(0.20)
Net income (loss) per basic share of common stock	$0.46	$(0.25)	$0.80	$(1.06)

Weighted average basic shares outstanding	82,401	83,775	83,339	77,373
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.
Our television segment includes 15 ABC affiliates, five NBC affiliates, two FOX affiliates, two CBS affiliates and four non big-four affiliated stations. We also own five Azteca America Spanish-language affiliates. Our television stations reach approximately 18% of the nation’s television households. Television stations earn revenue primarily from the sale of advertising time to local and national advertisers and retransmission fees received from cable operators and satellite carriers.
Our radio segment consists of 34 radio stations in eight markets. We operate 28 FM stations and six AM stations. Radio stations earn revenue primarily from the sale of advertising to local advertisers.

Our digital segment includes the digital operations of our local television and radio businesses. It also includes the operations of our national digital businesses of Newsy, an over-the-top ("OTT") video news service, Cracked, the multi-platform humor and satire brand, and Midroll, a podcast industry leader. Our digital operations earn revenue primarily through the sale of advertising and marketing services.
Syndication and other primarily includes the syndication of news features and comics and other features for the newspaper industry.
We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2016	2015	Change	2016	2015	Change

Segment operating revenues:
Television	$233,202	$170,502	36.8%	$802,134	$609,551	31.6%
Radio	18,773	19,047	(1.4)%	70,860	58,881	20.3%
Digital	18,789	13,230	42.0%	62,076	38,928	59.5%
Syndication and other	1,928	2,029	(5.0)%	7,977	8,296	(3.8)%
Total operating revenues	$272,692	$204,808	33.1%	$943,047	$715,656	31.8%

Segment profit (loss):
Television	$95,978	$41,440		$249,268	$139,797
Radio	4,223	3,856		12,797	12,837
Digital	(2,877)	(3,893)		(16,358)	(17,103)
Syndication and other	183	155		(801)	(1,074)
Shared services and corporate	(11,536)	(9,918)		(44,222)	(43,619)
Defined benefit pension plan expense	(3,828)	(48,892)		(14,332)	(58,674)
Acquisition and related integration costs	—	(1,035)		(578)	(37,988)
Depreciation and amortization	(14,492)	(14,018)		(58,581)	(51,952)
Impairment of goodwill and intangibles	—	—		—	(24,613)
(Losses) gains, net on disposal of property and equipment	(499)	96		(543)	(483)
Interest expense	(4,436)	(4,576)		(18,039)	(15,099)
Miscellaneous, net	(1,401)	(1,433)		(2,646)	(1,421)
Income (loss) from continuing operations before income taxes	$61,315	$(38,218)		$105,965	$(99,392)

Operating results for our television segment were as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2016	2015	Change	2016	2015	Change

Segment operating revenues:
Local	$79,978	$90,206	(11.3)%	$326,929	$315,054	3.8%
National	32,791	38,342	(14.5)%	139,664	137,935	1.3%
Political	56,160	2,136		100,761	9,151
Retransmission	60,542	35,871	68.8%	220,723	136,571	61.6%
Other	3,731	3,947	(5.5)%	14,057	10,840	29.7%
Total operating revenues	233,202	170,502	36.8%	802,134	609,551	31.6%
Segment costs and expenses:
Employee compensation and benefits	63,275	66,391	(4.7)%	256,571	242,303	5.9%
Programs and program licenses	41,477	29,407	41.0%	162,821	110,722	47.1%
Other expenses	32,472	33,264	(2.4)%	133,474	116,729	14.3%
Total costs and expenses	137,224	129,062	6.3%	552,866	469,754	17.7%
Segment profit	$95,978	$41,440	131.6%	$249,268	$139,797	78.3%

Operating results for radio segment were as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2016	2015	Change	2016	2015	Change

Segment operating revenues:
Advertising	$17,761	$18,182	(2.3)%	$67,771	$56,288	20.4%
Other	1,012	865	17.0%	3,089	2,593	19.1%
Total operating revenues	18,773	19,047	(1.4)%	70,860	58,881	20.3%
Segment costs and expenses:
Employee compensation and benefits	7,135	7,393	(3.5)%	28,795	22,218	29.6%
Programs	3,205	3,235	(0.9)%	11,763	10,757	9.4%
Other expenses	4,210	4,563	(7.7)%	17,505	13,069	33.9%
Total costs and expenses	14,550	15,191	(4.2)%	58,063	46,044	26.1%
Segment profit	$4,223	$3,856	9.5%	$12,797	$12,837	(0.3)%
Operating results for our digital segment were as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2016	2015	Change	2016	2015	Change

Total operating revenues	$18,789	$13,230	42.0%	$62,076	$38,928	59.5%
Segment costs and expenses:
Employee compensation and benefits	12,973	10,930	18.7%	47,077	38,077	23.6%
Other expenses	8,693	6,193	40.4%	31,357	17,954	74.7%
Total costs and expenses	21,666	17,123	26.5%	78,434	56,031	40.0%
Segment loss	$(2,877)	$(3,893)	(26.1)%	$(16,358)	$(17,103)	(4.4)%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in thousands)	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$134,352	$114,621
Other current assets	211,543	188,009
Total current assets	345,895	302,630
Investments	14,221	13,856
Property and equipment	260,731	271,047
Goodwill	616,780	585,787
Other intangible assets	467,896	479,187
Deferred income taxes	9,075	13,640
Miscellaneous	13,775	14,713
TOTAL ASSETS	$1,728,373	$1,680,860

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$26,670	$31,606
Customer deposits and unearned revenue	7,122	8,508
Current portion of long-term debt	6,571	6,656
Accrued expenses and other current liabilities	63,768	73,053
Total current liabilities	104,131	119,823
Long-term debt (less current portion)	386,614	392,487
Other liabilities (less current portion)	291,693	267,567
Total equity	945,935	900,983
TOTAL LIABILITIES AND EQUITY	$1,728,373	$1,680,860

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2016	2015	2016	2015

Numerator (for basic and diluted earnings per share)
Net income (loss)	$38,337	$(21,531)	$67,235	$(82,477)
Less income allocated to RSUs	(604)	—	(917)	—
Numerator for basic and diluted earnings per share	$37,733	$(21,531)	$66,318	$(82,477)
Denominator
Basic weighted-average shares outstanding	82,401	83,775	83,339	77,373
Effective of dilutive securities:
Stock options held by employees and directors	283	—	300	—
Diluted weighted-average shares outstanding	82,684	83,775	83,639	77,373